UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Revolution Group

On March 21 2013, Staffing 360 Solutions, Inc. (the “Company” or “we”), entered into a Stock Purchase Agreement (the “Agreement”), by and among The Revolution Group, Ltd. (“TRG”) and the shareholders of TRG (the “TRG Shareholders”), pursuant to which the Company will acquire all the issued and outstanding stock of TRG and TRG will become a wholly owned subsidiary of the Company upon satisfaction of all closing conditions as set forth in the Agreement.

Founded in 1999, The Revolution Group, Ltd. is a privately held staffing services corporation and consulting company operating in fourteen states with competency in various information technology fields, with a specialized focus on Cyber Security. TRG’s secureRevGroup division is one of the few Cyber Security Consulting firms in the United States solely dedicated to identifying the top 10% of highly-trained Cyber Security professionals available for consulting assignments. TRG has won numerous accolades, including Fastest Growing IT firm in the United States, and a Diversity Supplier Award. TRG’s headquarters are in Wakefield, Massachusetts.

Aiello Employment Agreement

In connection with the Agreement, on March 21, 2013, the Company entered into an employment agreement which is conditional upon closing (the “Aiello Employment Agreement”) with Mark P. Aiello (the “Executive”) to serve as Senior Vice-President of the Company and as President of TRG and Cyber 360 Solutions, the Company’s Cyber Security Division for a four year term. The parties agree that for the term of the Aiello Employment Agreement and for twelve months following the termination of Mr. Aiello’s employment with the company, Mr. Aiello shall not engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, or any business which the Company contemplates conducting or intends to conduct.

Item 8.01	Other Events.

On March 27, 2013, the Company issued a press release announcing the execution of the Agreement with The Revolution Group, Ltd., a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release Dated March 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President